Exhibit 4.11
SUBORDINATION AGREEMENT
     This Subordination Agreement (the “Agreement”) is made as of this 13th day of March, 2006, by and among SILICON VALLEY BANK, a California-chartered bank with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054, (the “Bank”) and Bonanza Master Fund, LTD., for itself and as agent for each Purchaser (the “Agent”), HHMI Investments, L.P., SRB Greenway Capital LP, SRB Greenway Capital (QP) LP, SRB Greenway Offshore Operating Fund, LP, Walker Smith Capital (QP), LP, Walker Smith Capital, LP, and Walker Smith International Fund, Ltd. (collectively, the “Purchasers” and each a “Purchaser”) the purchasers jointly but not severally, on a pro rata basis, of Secured Notes due 2009 (together with any Additional Notes (as defined in that certain Purchase Agreement dated March 13, 2006 by and between the Borrower and the Purchasers) (the “Purchase Agreement”), the “Notes”) of TELECOMMUNICATION SYSTEMS, INC. (the “Borrower”).
Recitals
     A. Bank and the Borrower have entered into the Second Amended and Restated Loan and Security Agreement (Revolver) between them, dated as of October 14, 2005, as such agreement is amended or otherwise modified from time to time (referred to herein as the “Loan Agreement”), pursuant to which Bank has extended credit accommodations to Borrower secured by a first priority interest in certain collateral described in the Loan Agreement (the “Collateral”).
     B. The Purchasers have entered into the Purchase Agreement with the Borrower, pursuant to which the Purchasers have purchased an initial aggregate principal amount of $10,000,000 (which may be increased by the issuance of Additional Notes) of the Borrower’s Notes, which shall be secured by that certain Intellectual Property Security Agreement dated March 13, 2006 (the “Security Agreement”).
     C. In order to induce Bank to continue to extend the credit accommodations to Borrower as the Loan Agreement contemplates, Purchasers are willing to subordinate (i) all of Borrower’s indebtedness, liabilities, guarantees and all other obligations owing to Purchasers arising from time to time, including, without limitation, with respect to the Notes (collectively the “Subordinated Debt”) to and in favor of all of Borrower’s indebtedness, liabilities, guarantees and all other obligations owing to Bank, now existing or hereafter arising, including without limitation, under the Loan Agreement (the “Senior Debt”) and (ii) all security interests, liens, encumbrances, ownership interests and all other interests of similar import of Purchasers now in existence and arising hereafter with respect to any and all property of the Borrower now in existence or hereafter arising, including, without limitation, the Collateral, except those security interests, liens and encumbrances arising pursuant to the Security Agreement (the “Subordinate Interest”) to and in favor of the rights and interests of Bank in and to any and all of such property, in each of the foregoing cases to the extent and as otherwise set forth herein.
Agreement
NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:
     1. Purchasers hereby subordinate their Subordinate Interest regarding any and all assets and property of the Borrower to and in favor of Bank. Further, notwithstanding the respective dates of attachment or perfection of the Subordinate Interest and the security interest and lien of Bank, the security interest and lien of Bank in the assets and property of Borrower granted pursuant to the Loan Agreement and otherwise arising from time to time in connection with the Senior Debt, including, without limitation, the Collateral, shall at all times be prior and superior to the Subordinate Interest. Bank and Purchasers each hereby acknowledge and agree that (i) the Collateral, includes Accounts or General Intangibles (as such terms are defined in the Uniform Commercial Code in the State of Maryland) now or hereafter arising out of Borrower’s intellectual property; (ii) any security interest now or hereafter arising in favor of Bank with respect to any intellectual property of Borrower is junior and subordinate in all respects to any security interest now or hereafter arising in favor of Purchasers with respect to such intellectual property; and (ii) any proceeds from the sale by the Purchasers of Borrower’s intellectual property are not Accounts or General Intangibles.
     2. On the terms and conditions set forth herein, Purchasers hereby subordinate all Subordinated Debt in right of payment to and in favor of all Senior Debt. Nothing herein shall be deemed to subordinate, waive or restrict the performance of the obligations of Borrower to issue capital stock of Borrower under any warrants that the Borrower may have issued to Purchasers from time to time.
     3. Subject to and except as set forth in Section 4 below, Purchasers will not: (a) demand or receive from Borrower (and Borrower will not pay to Purchasers) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise; (b) exercise any right or remedy, or take any enforcement action regarding any property or assets of Borrower; or (c) commence, or cause to be commenced, prosecute or participate in any administrative, legal or equitable action against Borrower or the Collateral as defined in the Loan Agreement, for the longer of such time as any Senior Debt remains outstanding or the Loan Agreement remains effective and not terminated; provided, however, Agent may on behalf of Purchasers, during the existence and continuance of any default in respect of the Subordinated Debt, and in accordance with the terms thereof, take an enforcement or other remedial action with respect to the Borrower or any of the property described in the Security Agreement on and after the date that is one hundred eighty (180) days after Agent on behalf of Purchasers has given Bank written notice of its intention to do any of the foregoing in a letter that specifically references this section and indicates what actions are contemplated (and with the understanding that any such written notice may be given during a Blockage Period if Agent on behalf of Purchasers so desires).
     4. (a) Notwithstanding anything to the contrary contained in Sections 2 and 3 above, but expressly subject to (b) below, Borrower shall be permitted to make, and Purchasers shall be permitted to accept or receive the following permitted payments (“Permitted Payments”) on the Subordinated Debt: (i) scheduled repayments of principal when due (as contemplated by the agreements in effect as of the date hereof) under the Notes (as long as the maximum principal amount of the Subordinated Debt in the aggregate does not exceed $10,000,000), (ii) scheduled quarterly payments of accrued interest when due under the Notes (as contemplated by the agreements in effect as of the date hereof), (iii) payments of reimbursable expenses, costs and professional fees and expenses as and when due under the Subordinated Debt facility (as contemplated by the agreements in effect as of the date hereof), (iv) payments of liquidated damages as and when due under the Subordinated Debt (as contemplated by the agreements in effect as of the date hereof), provided that at the time of such payment and after giving effect thereto, no default shall have occurred and be continuing under the Loan Agreement, and (v) other payments consented to in writing by the Bank. Borrower further covenants and agrees that it will not make any of the payments permitted to be made to Purchasers pursuant to this Section 4(a), if at the time of any such payment or after giving effect to any such payments a Payment Default or Non-Payment Default (each as hereinafter defined) would exist. In the event Borrower makes such a determination, it shall immediately notify Bank of such determination.
          (b) Notwithstanding anything to the contrary contained in this Section 4 or elsewhere in this Agreement, if the Bank delivers to Agent written notice (a “Blockage Notice”) which states that either:
     (i) a specific default by Borrower involving the payment of the Senior Debt (a “Payment Default”) has occurred under the Loan Agreement and continues to exist after the giving of any notice, if any is so required, and the expiration of any applicable grace or cure period, or

     (ii) a specific default by Borrower not involving the payment of Senior Debt (a “Non-Payment Default”) has occurred under the Loan Agreement and continues to exist after the giving of any notice, if any is so required, and the expiration of any applicable grace or cure period, such notice to include all such defaults in existence at the time, then, from and after the date of delivery of any such Blockage Notice, Purchasers shall not accept or receive any payment of any kind of or on account of the Subordinated Debt (including any Permitted Payment), unless and until the earlier of (A) the time such Payment Default or Non-Payment Default shall have been cured by Borrower or waived in writing by Bank, or (B) the expiration of the Blockage Period (as defined below) for such Blockage Notice.
     As used herein, “Blockage Period” means a period of time beginning on the date a Blockage Notice is delivered to Agent and termination on the earlier to occur of:
     (1) 180 days following such date; provided that if, prior to the expiration of such 180-day period, Bank has commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or the collateral for the Senior Debt, or a case or proceeding by or against Borrower is commenced under the federal Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions under the payment in cash or other property or securities in the full amount of the allowed claim of the Senior Debt; or
     (2) Bank’s written consent to such termination.
     In no event shall the Blockage Period during any period of 365 consecutive days exceed 180 days in the aggregate, whether pursuant to one (1) Blockage Notice or multiple Blockage Notices; provided, however, the foregoing limitation shall not apply in the event that prior to the expiration of such 180 day period Bank has commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or a case of proceeding by or against Borrower is commenced under the federal Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions until the payment in cash or other property or securities in the full amount of the allowed claim of the Senior Debt. After termination of any Blockage Period pursuant to the conditions specified in (1) or (2) above and until Agent’s receipt of a subsequent Blockage Notice from Bank, Purchasers shall be entitled to receive all Permitted Payments.
     5. If Agent or any Purchaser sends the Borrower a notice of default under the Purchasers Facility, Purchasers shall use best efforts to promptly deliver a copy of the notice of default to Bank, but failure to do so shall not, in and of itself, be a breach of this Agreement nor affect any of Purchasers’ rights in respect of the Subordinated Debt.
     6. Purchasers shall promptly deliver to Bank in the form received (except for endorsement or assignment by Purchasers where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Purchasers with respect to the Subordinated Debt other than in accordance with this Agreement.
     7. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Purchasers.
     8. For so long as any of the Senior Debt remains unpaid, Purchasers irrevocably appoint Bank as Purchasers’ attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Purchasers or in the name of Bank, for the use and benefit of Bank, without notice to Purchasers, in any bankruptcy, insolvency or similar proceeding involving Borrower to (i) file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Purchasers if Purchasers do not do so prior to 30 days before the expiration of the time to file claims in such proceeding and (ii) accept or reject any plan of reorganization or arrangement on behalf of Purchasers and otherwise to vote Purchasers’ claims in respect of any Subordinated Debt in any manner that Bank chooses.
     9. Purchasers shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Purchasers may have in any property of Borrower. Additionally, no amendment of the documents evidencing the Subordinated Debt may change the timing or amount of the regularly scheduled payments of principal and interest without Bank’s consent.
     10. The Purchasers shall not be subrogated to, or be entitled to any assignment of any Senior Debt or evidence of any evidence of Senior Debt or any Collateral until all Senior Debt is indefeasibly paid and satisfied in full.
     11. All necessary action on the part of the Purchasers, their respective officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of the Purchasers hereunder has been taken. Additionally, the execution, delivery and performance of and compliance with this Agreement will not result in any material violation or default of any term of any of the Purchasers’ charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.).
     12. This Agreement shall remain effective until the later to occur of the repayment in full in cash of the Senior Debt or the termination of the Loan Agreement. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Purchasers shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Purchasers, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. Purchasers waives the benefits, if any, of any statutory or common law rule that may permit a subordinating Purchaser to assert any defenses of a surety or guarantor, or that may give the subordinating Purchaser the right to require a senior Purchaser to marshal assets, and Purchasers agree that it shall not assert any such defenses or rights.
     13. This Agreement shall bind any successors or assignees of Purchasers and shall benefit any successors or assigns of Bank. This Agreement is solely for the benefit of Purchasers and Bank and not for the benefit of Borrower or any other party.
     14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement shall become effective only when it shall have been executed by Purchasers and Bank.

     15. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles. Purchasers and Bank submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California. PURCHASERS AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.
     16. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Purchasers is not relying on any representations by Bank or Borrower in entering into this Agreement, and Purchasers has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Purchasers and Bank.
     17. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.
     18. Except as otherwise provided herein, all notices required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be sent to the address set forth below or to such other address as each party may designate for itself by like notice. Bank shall satisfy any notice requirement with respect to the Purchasers under this Agreement by providing notice to the Agent.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BANK

SILICON VALLEY BANK

By:	/s/ Tony Wolfe

Name: Tony Wolfe
Title: Relationship Manager

Address for Notice:

3003 Tasman Drive
Mail Sort HA 250
Santa Clara, California 95054
Attention: General Counsel

PURCHASERS:

Bonanza Master Fund, Ltd.

By:	/s/ Brian Ladin

Name: Brian Ladin
Title: Partner

Address for Notice:

Bonanza Capital
300 Crescent Court
Suite 250
Dallas, TX 75201

HHMI Investments, L.P.

By: WS Capital Management, L.P, Investment Manager
By: WS Capital, L.L.C., General Partner

By:	/s/ Reid S. Walker

Name: Reid S. Walker
Title: Member

Address for Notice:

300 Crescent Court
Suite 1111
Dallas, TX 75201

SRB Greenway Capital, L.P.

By: SRB Management, L.P., General Partner
By: BC Advisors, L.L.C., General Partner

By:	/s/Steven R. Becker

Name: Steven R. Becker
Title: Member

Address for Notice:

300 Crescent Court
Suite 1111
Dallas, TX 75201

SRB Greenway Capital QP, L.P.

By: SRB Management, L.P., General Partner
Br: BC Advisors, L.L.C., General Partner

By:	/s/ Steven R. Becker

Name: Steven R. Becker
Title: Member

Address for Notice:

300 Crescent Court
Suite 1111
Dallas, TX 75201

SRB Greenway Offshore Operating Fund, L.P.

By: SRB Management, L.P., General Partner
By: BC Advisors, L.L.C., General Partner

By:	/s/ Steven R. Becker

Name: Steven R. Becker
Title: Member

Address for Notice:

300 Crescent Court
Suite 1111
Dallas, TX 75201

Walker Smith Capital (Q.P.), L.P.

By: WS Capital Management, L.P., General Partner
By: WS Capital, L.L.C., General Partner

By:	/s/ Reid S. Walker

Name: Reid S. Walker
Title: Member

Address for Notice:

300 Crescent Court
Suite 1111
Dallas, TX 75201

Walker Smith Capital, L.P.

By: WS Capital Management, L.P., General Partner
By: WS Capital, L.L.C., General Partner

By:	/s/ Reid S. Walker

Name: Reid S. Walker
Title: Member

Address for Notice:

300 Crescent Court
Suite 1111
Dallas, TX 75201

Walker Smith International Fund, Ltd.

By: WS Capital Management, L.P., Attorney-in-fact
By: WS Capital, L.L.C., General Partner

By:	/s/ Reid S. Walker

Name: Reid S. Walker
Title: Member

Address for Notice:

300 Crescent Court
Suite 1111
Dallas, TX 75201

Seen and Agreed:

BORROWER

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Thomas M. Brandt, Jr.

Name: Thomas M. Brandt, Jr.
Title: Senior Vice President and Chief Financial Officer

Address for Notice:

275 West Street
Annapolis, MD 21401